Exhibit 5.1
October 19, 2007
SESI, L.L.C.
1105 Peters Road
Harvey, Louisiana 70058
          Re:     Post Effective Amendment No. 1 to Registration Statement 333-142532
Ladies and Gentlemen:
     We have acted as your counsel in connection with the preparation of Post Effective Amendment No. 1 (the “Amendment”) to Registration Statement No. 333-142532 (the “Registration Statement”) filed by Superior Energy Services, Inc. (“Parent”), SESI, L.L.C. (the “Company”) and the other registrants named therein, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, for the purpose of adding Advanced Oilwell Services, Inc., a wholly-owned subsidiary of the Company (“AOS”), as a co-registrant thereunder in connection with the guarantee by AOS of the Company’s 1.50% Senior Exchangeable Notes due 2026 (the “Notes”).
     The Notes were issued under an Indenture (the “Indenture”) dated as of December 12, 2006 among the Company, Parent, the other guarantors named therein and the Bank of New York Trust Company, N.A., as trustee (the “Trustee”). The Company, Parent, AOS, the other guarantors named therein and the Trustee entered into a Supplemental Indenture (the “Supplemental Indenture”) dated as of September 13, 2007 to amend the Indenture to add AOS as a Subsidiary Guarantor (as defined in the Indenture) with respect to the Notes.
     In so acting, we have examined originals, or photostatic or certified copies of the Amendment, the Registration Statement, the Indenture, the Supplemental Indenture, the Notes and such records of the Company and AOS, and such other documents as we have deemed relevant. In connection with this opinion, we have assumed that the Amendment, and any subsequent amendments to the Registration Statement (including post-effective amendments), will have become effective and the Notes were issued and sold in compliance with applicable federal and state securities laws.
     For purposes of expressing the opinion hereinafter set forth, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.
     Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that the guarantee of AOS is the valid, legal and binding obligation of AOS, subject to (1) bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium and other similar laws of general application affecting the rights and remedies of creditors generally and (2) general principles of equity, regardless of whether applied in a proceeding in equity or at law.
     The opinions expressed above are limited in all respects to the present laws of the State of Louisiana, the State of Texas, the State of New York, the General Corporation Law of the State of Delaware and present federal laws. We express no opinion as to the laws of any other jurisdiction.
     We consent to the filing of this opinion as an exhibit to the Amendment. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ JONES, WALKER, WAECHTER, POITEVENT, CARRÈRE & DENÈGRE, L.L.P.
JONES, WALKER, WAECHTER, POITEVENT, CARRÈRE & DENÈGRE, L.L.P.